EXHIBIT 10.45

March 9, 2012

Dear Anirudh,

On behalf of Cadence Design Systems, Inc. (“Cadence”), I am pleased to offer you the position of Corporate Vice President and Chief Technology Advisor, reporting to me. Your compensation will include an annualized base salary of $350,000. You will be eligible to earn an incentive bonus targeted at 75% of your annualized base salary upon achievement of corporate and individual performance goals in accordance with the terms of Cadence’s Executive Key Contributor Bonus Plan (including any successor plan thereof, the “Bonus Plan”). In addition, you will be issued an option to purchase 80,000 shares of Cadence Design Systems Common Stock and issued an Incentive Stock Award of 40,000 shares of Cadence Common Stock, subject to approval of each by the Compensation Committee of the Board of Directors.

Cadence offers a comprehensive Employee Benefits package including a 401(k) plan, Employee Stock Purchase Plan (“ESPP”), and a non-qualified deferred compensation plan (“NQDC”) for executives. We also provide a wide variety of health and welfare benefits. Under this plan, you will be able to choose from several different options in each benefit area including Medical, Dental, Vision, Life, and Disability Insurance. Additional details on all of these benefits can be found in your "Benefits Year-Round User Guide" and will be discussed in depth at your New Employee Orientation.

Please understand that Cadence is an at-will employer as described in the attached "Employment Terms," and that this offer is contingent upon successfully passing the Cadence background verification and upon your execution of the Employee Proprietary Information and Inventions Agreement.

Offers of employment remain open for a short period of time; unless otherwise notified, this offer will expire on March 14, 2012.

Anirudh, I am very excited to have you join Cadence and for you to help drive the company’s success.

Sincerely,

/s/ Lip-Bu Tan

Lip-Bu Tan
President & Chief Executive Officer

Cadence Design Systems, Inc. 2655 Seely Avenue San Jose, CA 95134
Phone: 408-943-1234 World Wide Web: www.cadence.com

Employment Terms

Incentive Plan

Your incentive opportunity under Cadence's annual Bonus Plan is targeted at 75% of your annualized base salary. Actual payout amounts are determined based on both company and individual performance.

New Hire Stock Options and Incentive Stock Awards

Your New Hire Stock Options will vest 25% on the first anniversary of your grant date and in equal monthly installments thereafter with full vesting occurring at the end of four years. The New Hire Incentive Stock Award will vest 25% on each of the first four anniversaries of the grant date. These proposed equity grants must be approved by the Compensation Committee of the Board of Directors. If so approved, the grant date for your proposed equity grants will be the 15th of the month following the month in which your first day of employment at Cadence occurs. The exercise price for your stock option grant will be set at the closing price of Cadence stock on the NASDAQ on the grant date. A package detailing your Stock Options and Incentive Stock Awards (including vesting time frames) will be sent to you within 8-12 weeks after your start date.

Non-Qualified Deferred Compensation (NQDC) Plan

You are eligible to participate in the Cadence Non-Qualified Deferred Compensation Plan (NQDC). You may defer up to 80% of your eligible base compensation and 100% of your eligible bonus compensation without the annual IRS limitations imposed on tax-qualified retirement plans, such as the 401(k) Plan. Income taxes on both the deferred income and earnings on investments are generally not assessed until you begin to receive distributions. Newly eligible employees may enroll into the plan within 30 days of hire date. Eligible employees will automatically receive enrollment and detailed plan information within the 30 day period. Employees who choose not to participate upon hire will have another opportunity to participate at the beginning of each year.

Vacation

As a Corporate Vice President, you may take personal time off at your discretion, with manager approval.  Thus, you will not accrue vacation, and you will have reasonable flexibility with respect to taking time off from work.

Immigration

In accordance with the Immigration Reform and Control Act of 1986, Cadence requires you to be a United States citizen or to have authorization to work in the United States. In either case, verification of your right to work is required within 72 hours of the start of your employment. Please be prepared, on your first day of work, to provide proper identification or work authorization documents for United States Immigration forms and a valid Social Security number.

Cadence Design Systems, Inc. 2655 Seely Avenue San Jose, CA 95134
Phone: 408-943-1234 World Wide Web: www.cadence.com

Confidentiality and Non-Disclosure

Cadence has a policy of non-disclosure to anyone within Cadence of any confidential and/or proprietary information regarding your current employer and/or anyone else with whom you have, by reason of your employment or otherwise, signed or are covered by a non-disclosure or similar agreement. Accordingly, please do not use, or disclose to Cadence any proprietary information belonging to your employer or any other person or company with which you have signed an agreement.

Please understand that it is a condition of your employment with Cadence that you execute Cadence's Employee Proprietary Information and Inventions Agreement.

New Employee Orientation

Cadence conducts New Employee Orientation once a month. During the New Employee Orientation, benefits, payroll, policies, procedures and Cadence culture will be discussed. Please check the Cadence orientation flyer in your offer packet for further details and call-in numbers.

Employment

Cadence is an at-will employer. You are not being promised any particular term of employment. The employment relationship may be terminated by either you or Cadence at any time, with or without cause, and with or without notice. No one at Cadence is empowered, unless specifically authorized in writing by the executive overseeing Human Resources, to make any promise, expressed or implied, that employment is for any minimum or fixed term or that cause is required for the termination of employment relationship.

Please take your time reading through this entire packet. Should you have any questions regarding its content, feel free to give me a call. Kindly sign/complete and return the enclosed documents as instructed on the checklist in the provided self-addressed stamped envelope.

**    **

This is to verify my acceptance of the above stated offer and employment terms:

/s/ Anirudh Devgan	3/13/12	5/1/12
Anirudh Devgan	Today’s Date	Desired Start Date

Cadence Design Systems, Inc. 2655 Seely Avenue San Jose, CA 95134
Phone: 408-943-1234 World Wide Web: www.cadence.com